                                                                    Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)
                                Six
                                Months
                                Ended
                                June 30,        Years Ended December 31
                                        -------------------------------------
                                1997    1996    1995     1994    1993    1992
                                ----    ----    ----     ----    ----    ----
Income (loss) from continuing
 operations before income taxes $ 97.1  $ 93.7  $(781.1) $ 14.6  $370.9  $301.3
Add (deduct) share of loss
  (income) of associated
  companies                      ( 3.3)  ( 4.9)     5.0    16.6    14.5     3.2
                                ------- ------  -------  ------  ------  ------
    Subtotal                      93.8    88.8   (776.1)   31.2   385.4   304.5
                                ------- ------  -------  ------  ------  ------
Interest expense (net of
  interest capitalized)          119.9   249.7    202.1   203.7   241.7   340.6
Amortization of debt issuance
  expenses                         3.6     6.3      5.1     6.2     6.6     4.8
Portion of rental expense
  representative of interest      29.6    59.2     65.3    65.0    70.5    78.8
                                ------- ------  -------  ------  ------  ------
    Total Fixed Charges          153.1   315.2    272.5   274.9   318.8   424.2
                                ------- ------  -------  ------  ------  ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges       $246.9  $404.0  $(503.6) $306.1  $704.2  $728.7
                                ======  ======  =======  ======  ======  ======
Ratio of earnings to fixed
  charges                         1.61    1.28     (a)     1.11    2.21    1.72
                                ======  ======  =======  ======  ======  ======

(a) Earnings for the year ended December 31, 1995 was inadequate to cover fixed charges by approximately $776.1 million.